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                                 GALAXY FUND II

                             DISTRIBUTION AGREEMENT

                                 Amendment No. 1

                                                                 _________, 2001

PFPC Distributors, Inc.
3200 Horizon Drive
King of Prussia, PA  19406

Dear Sirs:

              This letter is to confirm that the undersigned, Galaxy Fund II (the "Trust"), a Massachusetts business trust, has agreed that the Distribution Agreement between the Trust and PFPC Distributors, Inc. ("PFPC Distributors") dated as of January 2, 2001 (the "Agreement") is herewith amended to add the following additional distribution services:

              PFPC Distributors shall establish (i) four external wholesaler positions who will focus exclusively on increasing the sales and assets of the Trust, The Galaxy Fund and The Galaxy VIP Fund and
              (ii) eight internal wholesaler positions who will concentrate exclusively on building relationships and growing the assets of the Trust, The Galaxy Fund and The Galaxy VIP Fund via the Alliance partner distribution channel. In addition, PFPC Distributors shall fund additional distribution and marketing initiatives as identified by Fleet Investment Management.

              If the foregoing is in accordance with your understanding, will you so indicate by signing and returning to us the enclosed copy hereof.

                                         Very truly yours,

                                         GALAXY FUND II


                                         By:
                                                ----------------------------
                                         Name:  John T. O'Neill
                                         Title: President

Accepted:

PFPC DISTRIBUTORS, INC.


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